Exhibit 23.2

CONSENT OF ERNST & YOUNG AUDIT

AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the France Telecom US Employee Shareholding Plan Orange Success 2007 of our reports dated June 25, 2007, with respect to the consolidated financial statements of France Telecom, France Telecom management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of France Telecom, included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

ERNST & YOUNG Audit

/s/ Ernst & Young Audit

Represented by Christian Chiarasini

Paris – La Défense, France

December 6, 2007